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                                                                 EXHIBIT 10.4(j)

[SOUTHTRUST BANK LOGO]
One Georgia Center 600 West
Peachtree Street Atlanta,
Georgia 30308

        February 26, 2004
        Mr. David L. Gamsey
        Chief Financial Officer
        Innotrac Corporation 6655 Sugarloaf Parkway
        Duluth, Georgia 30097

        RE: Amended Loan and Security Agreement between Innotrac Corporation and SouthTrust Bank

        Dear David:

        In response to your request, SouthTrust Bank will begin working to document the approved changes to your Loan and Security Agreement, as follows:

        1. The amount of the Facility will be reduced to $25,000,000, at your request, due to Innotrac's decreased borrowing needs.

        2. The Fixed Charge Coverage Ratio (Section 12.3) will be amended to be at least 1.30 times, effective December 31, 2003, through maturity of the line on June 1, 2005. As you know this covenant previously required an increase in the ratio from 1.25 times to
                1.75 time on December 31, 2003.

        All remaining covenants and terms of the Loan and Security Agreement will remain the same, including but not limited to:

        A.      Minimum tangible net worth covenant shall remain at $34 million.

        B. Maximum Liabilities to Tangible Net Worth covenant shall remain at 1.50:1.

        These changes are being made subject to there being no changes to the draft financial information you have provided to us for the December 31, 2003 fiscal year-end, and our understanding that your auditors will not make any changes to the financials when certified by them.

        David, we appreciate Innotrac's relationship with SouthTrust, and look forward to working with you in the future.

        Sincerely

        /s/ Noble Jones
        -----------------------
        Noble Jones
        Vice President